                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-39010

Prospectus Supplement No. 1, dated August 21, 2000, to Prospectus dated August 11, 2000

                               [Getty Images Logo]

                                  $250,000,000

                   5% Convertible Subordinated Notes due 2007
                                       and
             the Common Stock Issuable upon Conversion of the Notes

                          ---------------------------

        This prospectus supplement relates to the resale by the holders of 5% convertible subordinated notes due 2007 of Getty Images, Inc. and the shares of common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus dated August 11, 2000, which is to be delivered with this prospectus supplement.

        The information contained in the table appearing under the heading "Selling Securityholders" on pages 35-37 of the prospectus is hereby amended to include the following information:

                                                                                          NUMBER OF
                                                       PRINCIPAL                          SHARES OF
                                                       AMOUNT OF        PERCENTAGE OF    COMMON STOCK      PERCENTAGE OF
                                                    NOTES THAT MAY          NOTES          THAT MAY         COMMON STOCK
NAME                                                    BE SOLD          OUTSTANDING      BE SOLD (1)      OUTSTANDING (2)
---------------------------------------------------------------------------------------------------------------------------
CIBC World Markets............................        $1,000,000              *             16,371               *
GLG Global Convertible Ucits Fund ............        $  610,000              *              9,986               *
Oppenheimer Convertible Securities Fund.......        $5,000,000              *             81,859               *
Robertson Stephens............................        $5,000,000              *             81,859               *
Susquehanna Capital Group.....................        $1,445,000              *             23,657               *


        The information contained in the table appearing under the heading "Selling Securityholders" on pages 35-37 of the prospectus with respect to the Selling Securityholders named below is hereby deleted and restated with the following information:

                                                                                          NUMBER OF
                                                       PRINCIPAL                          SHARES OF
                                                       AMOUNT OF        PERCENTAGE OF    COMMON STOCK      PERCENTAGE OF
                                                    NOTES THAT MAY          NOTES          THAT MAY         COMMON STOCK
NAME                                                    BE SOLD          OUTSTANDING      BE SOLD (1)      OUTSTANDING (2)
---------------------------------------------------------------------------------------------------------------------------
GLG Global Convertible Fund ..................        $2,290,000              *             37,491               *
Jefferies & Company...........................        $2,110,000              *             34,544               *

---------------------
*   Less than 1%

(1) Assumes conversion of all of the holder's notes at a conversion price of $61.08 per share of common stock and a cash payment in lieu of any fractional interest. However, the conversion price is subject to adjustment if particular events affecting our common stock occur. As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Securities Exchange Act of 1934, as amended, using 49,740,673 shares of common stock outstanding as of August 2, 2000. In calculating these amounts, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

        The securities offered hereby involve a high degree of risk. See "Risk Factors" beginning on page 4 of the prospectus.

                          ---------------------------
        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

              This prospectus supplement is dated August 21, 2000